PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 1, 2007)	Registration No. 333-135464
$500,000,000
Allied World Assurance Company Holdings, Ltd
7.50% Senior Notes due 2016
     This Prospectus Supplement No. 3 supplements the Market-Making Prospectus, dated May 1, 2007, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.
     This Prospectus Supplement No. 3 includes a Current Report on Form 8-K filed with the SEC on August 8, 2007. The Form 8-K includes an earnings release announcing the issuer’s financial results for the fiscal quarter ended June 30, 2007.
     You should read this Prospectus Supplement No. 3 in conjunction with the Market-Making Prospectus. This Prospectus Supplement No. 3 updates information in the Market-Making Prospectus and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 3 supersedes the information contained in the Market-Making Prospectus.
     Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 8, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 2.02. Results of Operations and Financial Condition
     On August 7, 2007, Allied World Assurance Company Holdings, Ltd issued a press release reporting its second quarter 2007 results and the availability of its second quarter 2007 financial supplement. The press release and the financial supplement are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively. The information hereunder is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Press release, dated August 7, 2007, reporting second quarter results.

99.2	Second Quarter 2007 Financial Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Dated: August 7, 2007	By:	/s/ Joan H. Dillard
	Name:	Joan H. Dillard
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated August 7, 2007, reporting second quarter results.

99.2	Second Quarter 2007 Financial Supplement.

EXHIBIT 99.1
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD REPORTS SECOND
QUARTER 2007 OPERATING RESULTS; DECLARES QUARTERLY DIVIDEND
OF $0.15 PER COMMON SHARE
PEMBROKE, BERMUDA, August 7, 2007 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $123.3 million, or $1.96 per diluted share, for the second quarter 2007 compared to net income of $102.4 million, or $2.02 per diluted share, for the second quarter 2006. Net income for the six months ended June 30, 2007 was $237.2 million, or $3.81 per diluted share, compared to net income of $200.5 million, or $3.96 per diluted share, for the first six months of 2006.
The company reported operating income of $125.3 million, or $1.99 per diluted share, for the second quarter 2007 compared to operating income of $112.1 million, or $2.21 per diluted share, for the second quarter 2006. Operating income for the six months ended June 30, 2007 was $245.7 million, or $3.95 per diluted share, compared to operating income of $216.0 million, or $4.26 per diluted share, for the first six months of 2006. The decrease in diluted earnings per share amounts reflects the increase in the number of common shares outstanding resulting primarily from the company’s initial public offering in July 2006.
President and Chief Executive Officer Scott Carmilani commented, “Allied World continues to produce impressive results and generate strong book value growth for our shareholders. This is our sixth consecutive quarter with operating income in excess of $100 million and annualized operating income and net income return on average equity in excess of 20%. Enhancing the strong underwriting performance achieved in each of our business segments, we continue to reap the benefits of historically strong operating cash flows and significant investment income momentum.”
Mr. Carmilani added, “Despite the challenging market conditions that currently exist, we expect continued strong performance going forward as we continue to leverage our global operating platforms and diversified product lines to retain attractive business and find new opportunities that meet our return targets. We continue to be supported by strong ratings, a conservative balance sheet and an expanding invested asset base.”
Underwriting Results
Gross premiums written were $530.5 million in the second quarter 2007, a 2.4% increase compared to $518.3 million in the second quarter 2006. This increase was primarily due to increased gross premiums written in the reinsurance segment, which was a result of the early renewal of one large treaty that previously renewed in the third quarter of 2006. For the six months ended June 30, 2007, gross premiums written totaled $969.0 million, a 4.7% decrease compared to $1,016.4 million in the first six months of 2006. Gross premiums written for both the three and six months ended June 30, 2007 were reduced by the non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy terms and conditions), increased competition and decreasing rates for new and renewal business.

Net premiums written were $386.6 million in the second quarter 2007, a 4.4% increase compared to $370.3 million in the second quarter 2006. The increase in net premiums written was primarily due to increased gross premiums written in the reinsurance segment and a reduction in ceded premiums in the company’s property segment. For the six months ended June 30, 2007, net premiums written totaled $744.4 million, a 6.7% decrease compared to $797.8 million in the first six months of 2006. The decrease in net premiums written reflected the decrease in gross premiums written and the increased utilization of reinsurance in the casualty segment.
Net premiums earned in the second quarter 2007 were $303.1 million, a 0.8% decrease compared to $305.5 million for the second quarter 2006. For the six months ended June 30, 2007, net premiums earned totaled $589.7 million, a 4.0% decrease from net premiums earned of $614.5 million in the first six months of 2006. These decreases also reflect the increased utilization of reinsurance in the casualty segment.
The combined ratio was 80.0% in the second quarter 2007 compared to 78.2% in second quarter 2006. The loss and loss expense ratio was 58.1% in the second quarter 2007 compared to 58.9% in the second quarter 2006. During the second quarter 2007, the company recorded net favorable reserve development on prior accident years of $32.4 million, a benefit of 10.7 percentage points to the company’s loss ratio for this quarter. In the second quarter 2006, the company recorded net favorable reserve development on prior accident years of $29.0 million, a benefit of 9.5 percentage points to the company’s loss ratio for that quarter. The combined ratio for the six months ended June 30, 2007 was 79.9% compared to 81.6% for the first six months of 2006.
Investment Results
Net investment income in the second quarter 2007 was $73.9 million, an increase of 34.6% over the $54.9 million of net investment income in the second quarter 2006. For the six months ended June 30, 2007, net investment income was $146.6 million, an increase of 25.3% over the $116.9 million of net investment income in the first six months of 2006. These increases primarily reflect the growth in the company’s invested asset base driven by positive operating cash flows, the proceeds from the company’s July 2006 initial public offering and increased interest rates. During the second quarter 2007, the company recorded net realized investment losses of $1.5 million compared to net realized investment losses of $10.2 million in the second quarter 2006. For the six months ended June 30, 2007, net realized investment losses were $8.0 million compared to net realized investment losses of $15.4 million in the first six months of 2006.
Shareholders’ Equity
As of June 30, 2007, shareholders’ equity was $2.4 billion compared to $2.2 billion reported at December 31, 2006. Diluted book value per share was $37.52 as of June 30, 2007. The company’s annualized net income return on average equity for the three and six months ended June 30, 2007 was 20.7% and 20.4%, respectively. The company’s annualized operating return on average equity for the three and six months ended June 30, 2007 was 21.0% and 21.1%, respectively.
Quarterly Dividend
Allied World’s board of directors has declared a quarterly dividend of $0.15 per common share. The dividend will be payable on September 13, 2007 to shareholders of record as of the close of business on August 28, 2007.
Conference Call
Allied World will host a conference call on Wednesday, August 8, 2007 at 8:30 a.m. (Eastern Time) to discuss its second quarter financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 314-5050 (U.S. and Canada callers) or (617) 213-8051 (international callers) and entering the passcode 47056208 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Wednesday, August 22, 2007 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 82915625. In addition, the webcast will remain available online through Wednesday, August 22, 2007 at www.awac.com.
Financial Supplement
A financial supplement relating to the second quarter 2007 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average equity” (“ROAE”) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues:
Gross premiums written	$530,549	$518,316	$968,955	$1,016,436
Premiums ceded	(143,962)	(147,978)	(224,524)	(218,595)

Net premiums written	386,587	370,338	744,431	797,841
Change in unearned premiums	(83,468)	(64,821)	(154,746)	(183,381)

Net premiums earned	303,119	305,517	589,685	614,460
Net investment income	73,937	54,943	146,585	116,944
Net realized investment losses	(1,481)	(10,172)	(7,965)	(15,408)

Total revenue	375,575	350,288	728,305	715,996

Expenses:
Net losses and loss expenses	176,225	179,844	342,220	385,804
Acquisition costs	31,872	32,663	61,068	69,135
General and administrative expenses	34,432	26,257	67,635	46,579
Interest expense	9,482	7,076	18,856	13,527
Foreign exchange loss (gain)	532	(475)	564	70

Total expenses	252,543	245,365	490,343	515,115

Income before income taxes	123,032	104,923	237,962	200,881
Income tax (recovery) expense	(255)	2,553	754	390

NET INCOME	$123,287	$102,370	$237,208	$200,491

PER SHARE DATA:
Basic earnings per share	$2.04	$2.04	$3.95	$4.00
Diluted earnings per share	$1.96	$2.02	$3.81	$3.96
Weighted average common shares outstanding	60,397,591	50,162,842	60,028,523	50,162,842
Weighted average common shares and common share equivalents outstanding	62,874,235	50,682,557	62,277,010	50,637,809
Dividends declared per share	$0.15	$—	$0.30	$—

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2007	2006

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2007: $5,737,857; 2006: $5,188,379)	$5,689,348	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $202,016; 2006: $245,657)	227,173	262,557

Total investments	5,916,521	5,440,369
Cash and cash equivalents	270,571	366,817
Restricted cash	51,896	138,223
Securities lending collateral	503,517	304,742
Insurance balances receivable	450,612	304,261
Prepaid reinsurance	209,522	159,719
Reinsurance recoverable	679,198	689,105
Accrued investment income	56,355	51,112
Deferred acquisition costs	131,368	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	53,089	16,545
Net deferred tax assets	3,863	5,094
Other assets	45,175	40,347

Total assets	$8,375,607	$7,620,580

LIABILITIES:
Reserve for losses and loss expenses	$3,743,680	$3,636,997
Unearned premiums	1,018,347	813,797
Unearned ceding commissions	35,612	23,914
Reinsurance balances payable	122,344	82,212
Securities lending payable	503,517	304,742
Balances due on purchase of investments	21	—
Senior notes	498,629	498,577
Accounts payable and accrued liabilities	35,271	40,257

Total liabilities	$5,957,421	$5,400,496

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.03 per share, issued and outstanding 2007: 60,405,307 shares; 2006: 60,287,696 shares	1,812	1,809
Additional paid-in capital	1,833,737	1,822,607
Retained earnings	608,300	389,204
Accumulated other comprehensive (loss) income: net unrealized (losses) gains on investments, net of tax	(25,663)	6,464

Total shareholders’ equity	2,418,186	2,220,084

Total liabilities and shareholders’ equity	$8,375,607	$7,620,580

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended June 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$156,463	$188,091	$185,995	$530,549
Net premiums written	58,947	141,620	186,020	386,587
Net premiums earned	48,318	123,715	131,086	303,119
Net losses and loss expenses	(34,149)	(60,908)	(81,168)	(176,225)
Acquisition costs	(105)	(5,033)	(26,734)	(31,872)
General and administrative expenses	(8,163)	(16,711)	(9,558)	(34,432)

Underwriting income	5,901	41,063	13,626	60,590
Net investment income				73,937
Net realized investment losses				(1,481)
Interest expense				(9,482)
Foreign exchange loss				(532)

Income before income taxes				$123,032

GAAP Ratios:
Loss and loss expense ratio	70.7%	49.2%	61.9%	58.1%
Acquisition cost ratio	0.2%	4.1%	20.4%	10.5%
General and administrative expense ratio	16.9%	13.5%	7.3%	11.4%

Combined ratio	87.8%	66.8%	89.6%	80.0%

Quarter Ended June 30, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$166,861	$200,004	$151,451	$518,316
Net premiums written	44,756	172,725	152,857	370,338
Net premiums earned	45,955	133,321	126,241	305,517
Net losses and loss expenses	(24,729)	(82,411)	(72,704)	(179,844)
Acquisition costs	777	(6,955)	(26,485)	(32,663)
General and administrative expenses	(6,845)	(13,118)	(6,294)	(26,257)

Underwriting income	15,158	30,837	20,758	66,753
Net investment income				54,943
Net realized investment losses				(10,172)
Interest expense				(7,076)
Foreign exchange gain				475

Income before income taxes				$104,923

GAAP Ratios:
Loss and loss expense ratio	53.8%	61.8%	57.6%	58.9%
Acquisition cost ratio	(1.7%)	5.2%	21.0%	10.7%
General and administrative expense ratio	14.9%	9.9%	5.0%	8.6%

Combined ratio	67.0%	76.9%	83.6%	78.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Six Months Ended June 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$258,328	$313,280	$397,347	$968,955
Net premiums written	105,079	242,265	397,087	744,431
Net premiums earned	92,809	248,124	248,752	589,685
Net losses and loss expenses	(41,014)	(151,275)	(149,931)	(342,220)
Acquisition costs	(437)	(11,071)	(49,560)	(61,068)
General and administrative expenses	(15,920)	(32,018)	(19,697)	(67,635)

Underwriting income	35,438	53,760	29,564	118,762
Net investment income				146,585
Net realized investment losses				(7,965)
Interest expense				(18,856)
Foreign exchange loss				(564)

Income before income taxes				$237,962

GAAP Ratios:
Loss and loss expense ratio	44.2%	61.0%	60.3%	58.0%
Acquisition cost ratio	0.4%	4.4%	19.9%	10.4%
General and administrative expense ratio	17.2%	12.9%	7.9%	11.5%

Combined ratio	61.8%	78.3%	88.1%	79.9%

Six Months Ended June 30, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$286,680	$330,498	$399,258	$1,016,436
Net premiums written	111,953	286,919	398,969	797,841
Net premiums earned	95,057	265,303	254,100	614,460
Net losses and loss expenses	(58,048)	(180,014)	(147,742)	(385,804)
Acquisition costs	2,258	(16,274)	(55,119)	(69,135)
General and administrative expenses	(11,960)	(22,980)	(11,639)	(46,579)

Underwriting income	27,307	46,035	39,600	112,942
Net investment income				116,944
Net realized investment losses				(15,408)
Interest expense				(13,527)
Foreign exchange loss				(70)

Income before income taxes				$200,881

GAAP Ratios:
Loss and loss expense ratio	61.1%	67.9%	58.1%	62.8%
Acquisition cost ratio	(2.4%)	6.1%	21.7%	11.2%
General and administrative expense ratio	12.6%	8.7%	4.6%	7.6%

Combined ratio	71.3%	82.7%	84.4%	81.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income	$123,287	$102,370	$237,208	$200,491
Net realized investment losses	1,481	10,172	7,965	15,408
Foreign exchange loss (gain)	532	(475)	564	70

Operating income	$125,300	$112,067	$245,737	$215,969

Weighted average common shares outstanding:
Basic	60,397,591	50,162,842	60,028,523	50,162,842
Diluted	62,874,235	50,682,557	62,277,010	50,637,809
Basic per share data:
Net income	$2.04	$2.04	$3.95	$4.00
Net realized investment losses	0.02	0.20	0.13	0.31
Foreign exchange loss (gain)	0.01	(0.01)	0.01	—

Operating income	$2.07	$2.23	$4.09	$4.31

Diluted per share data
Net income	$1.96	$2.02	$3.81	$3.96
Net realized investment losses	0.02	0.20	0.13	0.30
Foreign exchange loss (gain)	0.01	(0.01)	0.01	—

Operating income	$1.99	$2.21	$3.95	$4.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2007	2006
Price per share at period end	$51.25	$43.63
Total shareholders’ equity	2,418,186	2,220,084
Basic common shares outstanding	60,405,307	60,287,696
Add: unvested restricted share units	828,657	704,372
Add: Long-Term Incentive Plan (LTIP) share units	886,251	342,501
Add: dilutive options/warrants outstanding	6,764,564	6,695,990
Weighted average exercise price per share	$33.59	$33.02
Deduct: options bought back via treasury method	(4,433,857)	(5,067,534)

Common shares and common share equivalents outstanding	64,450,922	62,963,025

Basic book value per common share	$40.03	$36.82
Diluted book value per common share	$37.52	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Opening shareholders’ equity	$2,355,978	$1,478,907	$2,220,084	$1,420,266
(Deduct)/add: accumulated other comprehensive (income)/loss	(31,481)	64,988	(6,464)	25,508

Adjusted opening shareholders’ equity	2,324,497	1,543,895	2,213,620	1,445,774
Closing shareholders’ equity	2,418,186	1,565,062	2,418,186	1,565,062
Add: accumulated other comprehensive loss	25,663	83,144	25,663	83,144

Adjusted closing shareholders’ equity	2,443,849	1,648,206	2,443,849	1,648,206
Average shareholders’ equity	$2,384,173	$1,596,051	$2,328,735	$1,546,990

Net income available to shareholders	$123,287	$102,370	$237,208	$200,491
Annualized net income available to shareholders	493,148	409,480	474,416	400,982
Annualized return on average shareholders’ equity — net income available to shareholders	20.7%	25.7%	20.4%	25.9%

Operating income available to shareholders	$125,300	$112,067	$245,737	$215,969
Annualized operating income available to shareholders	501,200	448,268	491,474	431,938
Annualized return on average shareholders’ equity — operating income available to shareholders	21.0%	28.1%	21.1%	27.9%

For further information, please contact:

Investor Contact:	Media Contact:
Keith J. Lennox	Jamie Tully/Susan Burns
Allied World Assurance Company Holdings, Ltd	Sard Verbinnen & Co
212-635-5319	212-687-8080
keith.lennox@awac.com	jtully@sardverb.com
sburns@sardverb.com

EXHIBIT 99.2
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
2nd Quarter, 2007

Investor Contact: Keith Lennox	This report is for informational purposes only. It should be read in conjunction with documents filed by Allied World Assurance Company Holdings, Ltd with the U.S. Securities and Exchange Commission.
Phone: (212) 635-5319
Fax: (212) 635-5532
email: keith.lennox@awac.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Any forward-looking statements made in this report reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
FINANCIAL SUPPLEMENT TABLE OF CONTENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
BASIS OF PRESENTATION
DEFINITIONS AND PRESENTATION
- All financial information contained herein is unaudited.
- Unless otherwise noted, all data is in thousands of U.S. dollars, except for share, per share, percentage and ratio information.
- Allied World Assurance Company Holdings, Ltd, along with others in the industry, use underwriting ratios as measures of performance. The loss ratio is calculated by dividing net losses and loss expenses by net premiums earned. The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned. The expense ratio is calculated by combining the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is calculated by combining the loss ratio, the acquisition cost ratio and the general and administrative expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and expenses, respectively. The combined ratio presents the total cost per $100 of earned or written premium. A combined ratio below 100% demonstrates underwriting profit; a combined ratio above 100% demonstrates underwriting loss.
- In presenting the company’s results, management has included and discussed certain “non-GAAP” financial measures, as such term is defined in Regulation G promulgated by the SEC. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in this financial supplement. See page 25 for further details.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED FINANCIAL HIGHLIGHTS

		THREE MONTHS ENDED		SIX MONTHS ENDED		Previous		Previous
		JUNE 30,		JUNE 30,		Quarter		Year to Date
		2007	2006	2007	2006	Change		Change

HIGHLIGHTS	Gross premiums written	$530,549	$518,316	$968,955	$1,016,436	2.4%		(4.7%)
	Net premiums written	386,587	370,338	744,431	797,841	4.4%		(6.7%)
	Net premiums earned	303,119	305,517	589,685	614,460	(0.8%)		(4.0%)
	Net investment income	73,937	54,943	146,585	116,944	34.6%		25.3%
	Net income	123,287	102,370	237,208	200,491	20.4%		18.3%
	Operating income	125,300	112,067	245,737	215,969	11.8%		13.8%
	Total investments and cash & cash equivalents	6,238,988	5,310,325	6,238,988	5,310,325	17.5%		17.5%
	Total assets	8,375,607	7,393,386	8,375,607	7,393,386	13.3%		13.3%
	Total shareholders’ equity	2,418,186	1,565,062	2,418,186	1,565,062	54.5%		54.5%
	Cash flows from operating activities	231,314	231,348	389,112	418,446	0.0%		(7.0%)

PER SHARE AND SHARE DATA	Basic earnings per share
	Net income	$2.04	$2.04	$3.95	$4.00	0.0%		(1.3%)
	Operating income	$2.07	$2.23	$4.09	$4.31	(7.2%)		(5.1%)
	Diluted earnings per share
	Net income	$1.96	$2.02	$3.81	$3.96	(3.0%)		(3.8%)
	Operating income	$1.99	$2.21	$3.95	$4.26	(10.0%)		(7.3%)
	Weighted average common shares outstanding
	Basic	60,397,591	50,162,842	60,028,523	50,162,842
	Diluted	62,874,235	50,682,557	62,277,010	50,637,809
	Book value	$40.03	$31.20	$40.03	$31.20	28.3%		28.3%
	Diluted book value	$37.52	$30.79	$37.52	$30.79	21.9%		21.9%

FINANCIAL RATIOS	Return on average equity (ROAE), net income	20.7%	25.7%	20.4%	25.9%	(5.0	) pts	(5.5	) pts
	ROAE, operating income	21.0%	28.1%	21.1%	27.9%	(7.1	) pts	(6.8	) pts
	Annualized investment book yield	4.8%	4.2%	4.7%	4.3%	0.5	pts	0.4	pts

	Loss and loss expense ratio	58.1%	58.9%	58.0%	62.8%	(0.8	) pts	(4.8	) pts
	Acquisition cost ratio	10.5%	10.7%	10.4%	11.2%	(0.2	) pts	(0.8	) pts
	General and administrative expense ratio	11.4%	8.6%	11.5%	7.6%	2.8	pts	3.9	pts

	Expense ratio	21.9%	19.3%	21.9%	18.8%	2.6	pts	3.1	pts

	Combined ratio	80.0%	78.2%	79.9%	81.6%	1.8	pts	(1.7	) pts

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS — CONSECUTIVE QUARTERS

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006
Revenues
Gross premiums written	$530,549	$438,406	$280,111	$362,478	$518,316
Net premiums written	$386,587	$357,844	$210,739	$298,016	$370,338

Net premiums earned	$303,119	$286,566	$319,791	$317,759	$305,517
Net investment income	73,937	72,648	66,009	61,407	54,943
Net realized investment losses	(1,481)	(6,484)	(4,190)	(9,080)	(10,172)

Total revenues	$375,575	$352,730	$381,610	$370,086	$350,288

Expenses
Net losses and loss expenses:
Current year	$208,643	$192,102	$215,456	$219,616	$208,817
Prior years	$(32,418)	(26,107)	(43,061)	(38,682)	(28,973)

Total net losses and loss expenses	176,225	165,995	172,395	180,934	179,844
Acquisition costs	31,872	29,196	34,568	37,785	32,663
General and administrative expenses	34,432	33,203	33,856	25,640	26,257
Foreign exchange loss (gain)	532	32	1,092	(561)	(475)
Interest expense	9,482	9,374	9,510	9,529	7,076

Total expenses	$252,543	$237,800	$251,421	$253,327	$245,365

Income before income taxes	$123,032	$114,930	$130,189	$116,759	$104,923
Income tax (recovery) expense	(255)	1,009	1,827	2,774	2,553

Net income	$123,287	$113,921	$128,362	$113,985	$102,370

GAAP Ratios
Loss and loss expense ratio	58.1%	57.9%	53.9%	56.9%	58.9%
Acquisition cost ratio	10.5%	10.2%	10.8%	11.9%	10.7%
General and administrative expense ratio	11.4%	11.6%	10.6%	8.1%	8.6%

Expense ratio	21.9%	21.8%	21.4%	20.0%	19.3%

Combined ratio	80.0%	79.7%	75.3%	76.9%	78.2%

Per Share Data
Basic earnings per share
Net income	$2.04	$1.89	$2.13	$1.95	$2.04
Operating income	$2.07	$2.00	$2.22	$2.10	$2.23
Diluted earnings per share
Net income	$1.96	$1.83	$2.04	$1.89	$2.02
Operating income	$1.99	$1.94	$2.12	$2.03	$2.21

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS — YEAR TO DATE

	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2007	JUNE 30, 2006
Revenues
Gross premiums written	$968,955	$1,016,436
Net premiums written	744,431	797,841

Net premiums earned	$589,685	$614,460
Net investment income	146,585	116,944
Net realized investment losses	(7,965)	(15,408)

Total revenues	$728,305	$715,996

Expenses
Net losses and loss expenses:
Current year	$400,745	$414,777
Prior years	(58,525)	(28,973)

Total net losses and loss expenses	342,220	385,804
Acquisition costs	61,068	69,135
General and administrative expenses	67,635	46,579
Foreign exchange loss	564	70
Interest expense	18,856	13,527

Total expenses	$490,343	$515,115

Income before income taxes	$237,962	$200,881
Income tax expense	754	390

Net income	$237,208	$200,491

GAAP Ratios
Loss and loss expense ratio	58.0%	62.8%
Acquisition cost ratio	10.4%	11.2%
General and administrative expense ratio	11.5%	7.6%

Expense ratio	21.9%	18.8%

Combined ratio	79.9%	81.6%

Per Share Data
Basic earnings per share
Net income	$3.95	$4.00
Operating income	$4.09	$4.31
Diluted earnings per share
Net income	$3.81	$3.96
Operating income	$3.95	$4.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION ANALYSIS — CURRENT QUARTER

THREE MONTHS ENDED JUNE 30, 2007	THREE MONTHS ENDED JUNE 30, 2006

Gross Premiums Written = $530,549	Gross Premiums Written = $518,316

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION ANALYSIS — YEAR TO DATE

SIX MONTHS ENDED JUNE 30, 2007	SIX MONTHS ENDED JUNE 30, 2006

Gross Premiums Written = $968,955	Gross Premiums Written = $1,016,436

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE THREE MONTHS ENDED JUNE 30, 2007

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$156,463	$188,091	$185,995	$530,549
Net premiums written	$58,947	$141,620	$186,020	$386,587

Net premiums earned	$48,318	$123,715	$131,086	$303,119

Total revenues	$48,318	$123,715	$131,086	$303,119

Expenses
Net losses and loss expenses:
Current year	$32,848	$91,320	$84,475	$208,643
Prior years	1,301	(30,412)	(3,307)	(32,418)

Total net losses and loss expenses	34,149	60,908	81,168	176,225
Acquisition costs	105	5,033	26,734	31,872
General and administrative expenses	8,163	16,711	9,558	34,432

Total expenses	$42,417	$82,652	$117,460	$242,529

Underwriting Income	$5,901	$41,063	$13,626	$60,590

Net investment income				73,937
Net realized investment losses				(1,481)
Interest expense				(9,482)
Foreign exchange loss				(532)

Income before income taxes				$123,032

GAAP Ratios
Loss and loss expense ratio	70.7%	49.2%	61.9%	58.1%
Acquisition cost ratio	0.2%	4.1%	20.4%	10.5%
General and administrative expense ratio	16.9%	13.5%	7.3%	11.4%

Expense ratio	17.1%	17.6%	27.7%	21.9%

Combined ratio	87.8%	66.8%	89.6%	80.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE THREE MONTHS ENDED JUNE 30, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$166,861	$200,004	$151,451	$518,316
Net premiums written	$44,756	$172,725	$152,857	$370,338

Net premiums earned	$45,955	$133,321	$126,241	$305,517

Total revenues	$45,955	$133,321	$126,241	$305,517

Expenses
Net losses and loss expenses:
Current year	$33,136	$98,606	$77,076	$208,818
Prior years	(8,407)	(16,195)	(4,372)	(28,974)

Total net losses and loss expenses	24,729	82,411	72,704	179,844
Acquisition costs	(777)	6,955	26,485	32,663
General and administrative expenses	6,845	13,118	6,294	26,257

Total expenses	$30,797	$102,484	$105,483	$238,764

Underwriting Income	$15,158	$30,837	$20,758	$66,753

Net investment income				54,943
Net realized investment losses				(10,172)
Interest expense				(7,076)
Foreign exchange gain				475

Income before income taxes				$104,923

GAAP Ratios
Loss and loss expense ratio	53.8%	61.8%	57.6%	58.9%
Acquisition cost ratio	(1.7%)	5.2%	21.0%	10.7%
General and administrative expense ratio	14.9%	9.9%	5.0%	8.6%

Expense ratio	13.2%	15.1%	26.0%	19.3%

Combined ratio	67.0%	76.9%	83.6%	78.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$258,328	$313,280	$397,347	$968,955
Net premiums written	$105,079	$242,265	$397,087	$744,431

Net premiums earned	$92,809	$248,124	$248,752	$589,685

Total revenues	$92,809	$248,124	$248,752	$589,685

Expenses
Net losses and loss expenses:
Current year	$65,378	$180,981	$154,386	$400,745
Prior years	(24,364)	(29,706)	(4,455)	(58,525)

Total net losses and loss expenses	41,014	151,275	149,931	342,220
Acquisition costs	437	11,071	49,560	61,068
General and administrative expenses	15,920	32,018	19,697	67,635

Total expenses	$57,371	$194,364	$219,188	$470,923

Underwriting Income	$35,438	$53,760	$29,564	$118,762

Net investment income				146,585
Net realized investment losses				(7,965)
Interest expense				(18,856)
Foreign exchange loss				(564)

Income before income taxes				$237,962

GAAP Ratios
Loss and loss expense ratio	44.2%	61.0%	60.3%	58.0%
Acquisition cost ratio	0.4%	4.4%	19.9%	10.4%
General and administrative expense ratio	17.2%	12.9%	7.9%	11.5%

Expense ratio	17.6%	17.3%	27.8%	21.9%

Combined ratio	61.8%	78.3%	88.1%	79.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$286,680	$330,498	$399,258	$1,016,436
Net premiums written	$111,953	$286,919	$398,969	$797,841

Net premiums earned	$95,057	$265,303	$254,100	$614,460

Total revenues	$95,057	$265,303	$254,100	$614,460

Expenses
Net losses and loss expenses:
Current year	$63,993	$196,209	$154,576	$414,778
Prior years	(5,945)	(16,195)	(6,834)	(28,974)

Total net losses and loss expenses	58,048	180,014	147,742	385,804
Acquisition costs	(2,258)	16,274	55,119	69,135
General and administrative expenses	11,960	22,980	11,639	46,579

Total expenses	$67,750	$219,268	$214,500	$501,518

Underwriting Income	$27,307	$46,035	$39,600	$112,942

Net investment income				116,944
Net realized investment losses				(15,408)
Interest expense				(13,527)
Foreign exchange loss				(70)

Income before income taxes				$200,881

GAAP Ratios
Loss and loss expense ratio	61.1%	67.9%	58.1%	62.8%
Acquisition cost ratio	(2.4%)	6.1%	21.7%	11.2%
General and administrative expense ratio	12.6%	8.7%	4.6%	7.6%

Expense ratio	10.2%	14.8%	26.3%	18.8%

Combined ratio	71.3%	82.7%	84.4%	81.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2007	DECEMBER 31, 2006
ASSETS
Fixed maturity investments available for sale, at fair value (amortized cost: 2007: $5,737,857; 2006: $5,188,379)	$5,689,348	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $202,016; 2006: $245,657)	227,173	262,557

Total investments	5,916,521	5,440,369
Cash and cash equivalents	270,571	366,817
Restricted cash	51,896	138,223
Securities lending collateral	503,517	304,742
Insurance balances receivable	450,612	304,261
Prepaid reinsurance	209,522	159,719
Reinsurance recoverable	679,198	689,105
Accrued investment income	56,355	51,112
Deferred acquisition costs	131,368	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	53,089	16,545
Net deferred tax assets	3,863	5,094
Other assets	45,175	40,347

TOTAL ASSETS	$8,375,607	$7,620,580

LIABILITIES
Reserve for losses and loss expenses	$3,743,680	$3,636,997
Unearned premiums	1,018,347	813,797
Unearned ceding commissions	35,612	23,914
Reinsurance balances payable	122,344	82,212
Securities lending payable	503,517	304,742
Balances due on purchase of investments	21	—
Senior notes	498,629	498,577
Accounts payable and accrued liabilities	35,271	40,257

TOTAL LIABILITIES	$5,957,421	$5,400,496

SHAREHOLDERS’ EQUITY
Common shares, par value $0.03 per share: 60,405,307 issued and outstanding (2006 - 60,287,696)	$1,812	$1,809
Additional paid-in capital	1,833,737	1,822,607
Retained earnings	608,300	389,204
Accumulated other comprehensive (loss) income: net unrealized (losses) gains on investments, net of tax	(25,663)	6,464

TOTAL SHAREHOLDERS’ EQUITY	$2,418,186	$2,220,084

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,375,607	$7,620,580

Book value per share	$40.03	$36.82
Diluted book value per share	37.52	35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED INVESTMENT PORTFOLIO

	JUNE 30, 2007		MARCH 31, 2007		DECEMBER 31, 2006		SEPTEMBER 30, 2006		JUNE 30, 2006
	FAIR MARKET		FAIR MARKET		FAIR MARKET		FAIR MARKET		FAIR MARKET
	VALUE		VALUE		VALUE		VALUE		VALUE
MARKET VALUE
Fixed maturities available for sale	$5,689,348	96.2%	$5,407,813	95.3%	$5,177,812	95.2%	$5,283,799	95.4%	$4,808,403	94.8%
Other invested assets available for sale	227,173	3.8%	263,993	4.7%	262,557	4.8%	256,997	4.6%	264,700	5.2%

Total	$5,916,521	100.0%	$5,671,806	100.0%	$5,440,369	100.0%	$5,540,796	100.0%	$5,073,103	100.0%

ASSET ALLOCATION BY MARKET VALUE
U.S. government and agencies	$2,062,352	33.1%	$1,939,024	31.5%	$1,700,052	28.6%	$2,412,080	41.1%	$2,375,542	44.7%
Non-U.S. government securities	105,397	1.7%	100,064	1.6%	97,319	1.6%	99,504	1.7%	91,384	1.7%
Corporate securities	1,191,679	19.1%	1,242,895	20.2%	1,318,136	22.2%	1,057,457	18.0%	839,861	15.8%
Mortgage-backed securities	2,123,124	34.0%	1,897,086	30.8%	1,823,907	30.7%	1,456,789	24.9%	1,248,140	23.5%
Asset-backed securities	206,796	3.3%	228,744	3.7%	238,398	3.9%	257,969	4.4%	253,476	4.8%
Fixed income sub-total	5,689,348	91.2%	5,407,813	87.8%	5,177,812	87.0%	5,283,799	90.1%	4,808,403	90.5%
Global high-yield bond fund	34,142	0.5%	33,968	0.6%	33,031	0.6%	31,724	0.5%	30,519	0.6%
Hedge funds	193,031	3.1%	230,025	3.7%	229,526	3.9%	225,273	3.9%	234,181	4.4%
Cash & cash equivalents	322,467	5.2%	489,097	7.9%	505,040	8.5%	321,719	5.5%	237,222	4.5%

Total	$6,238,988	100.0%	$6,160,903	100.0%	$5,945,409	100.0%	$5,862,515	100.0%	$5,310,325	100.0%

CREDIT QUALITY BY MARKET VALUE
U.S. government and agencies	$2,062,351	36.3%	$1,939,024	35.9%	$1,700,052	32.8%	$2,412,080	45.7%	$2,374,326	49.5%
AAA/Aaa	2,605,371	45.8%	2,416,429	44.7%	2,426,331	46.9%	2,005,127	37.9%	1,752,653	36.4%
AA/Aa	370,794	6.5%	377,225	7.0%	306,242	5.9%	274,377	5.2%	246,483	5.1%
A/A	609,453	10.7%	629,368	11.6%	699,267	13.5%	546,204	10.3%	418,172	8.7%
BBB/Baa	41,379	0.7%	45,767	0.8%	45,920	0.9%	46,011	0.9%	16,769	0.3%

Total	$5,689,348	100.0%	$5,407,813	100.0%	$5,177,812	100.0%	$5,283,799	100.0%	$4,808,403	100.0%

STATISTICS
Annualized book yield, year to date	4.8%		4.7%		4.5%		4.3%		4.3%
Duration	3.0	years	2.9	years	2.8	years	3.0	years	3.2	years
Average credit quality (S&P)	AA		AA		AA		AA		AA

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RESERVES FOR LOSSES AND LOSS EXPENSES

	AT JUNE 30, 2007
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$236,800	$183,075	$210,827	$630,702
IBNR (net of reinsurance recoverable)	139,149	1,599,136	695,495	2,433,780

Total	$375,949	$1,782,211	$906,322	$3,064,482

IBNR/Total reserves (net of reinsurance recoverable)	37.0%	89.7%	76.7%	79.4%

	AT DECEMBER 31, 2006
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$284,284	$149,619	$197,366	$631,269
IBNR (net of reinsurance recoverable)	139,703	1,541,549	635,371	2,316,623

Total	$423,987	$1,691,168	$832,737	$2,947,892

IBNR/Total reserves (net of reinsurance recoverable)	32.9%	91.2%	76.3%	78.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CAPITAL STRUCTURE AND LEVERAGE RATIOS

	JUNE 30,	MARCH 31,	DECEMBER 31,	SEPTEMBER 30,	JUNE 30,
	2007	2007	2006	2006	2006
Senior notes/long-term debt	$498,629	$498,602	$498,577	$498,543	$500,000
Shareholders’ equity	2,418,186	2,355,978	2,220,084	2,094,872	1,565,062

Total capitalization	$2,916,815	$2,854,580	$2,718,661	$2,593,415	$2,065,062

Leverage ratios
Debt to total capitalization	17.1%	17.5%	18.3%	19.2%	24.2%

Closing shareholders’ equity	$2,418,186	$2,355,978	$2,220,084	$2,094,872	$1,565,062
Add/(deduct): accumulated other comprehensive loss/(income)	25,663	(31,481)	(6,464)	(3,447)	83,144

Adjusted shareholders’ equity	$2,443,849	$2,324,497	$2,213,620	$2,091,425	$1,648,206

Net premiums written (trailing 12 months)	$1,253,186	$1,236,937	$1,306,596	$1,309,428	$1,261,132
Net premiums written (trailing 12 months) to adjusted shareholders’ equity	0.51	0.53	0.59	0.63	0.77

Total investments and cash & cash equivalents	$6,238,988	$6,160,903	$5,945,409	$5,862,515	$5,310,325
Total investments and cash & cash equivalents to adjusted shareholders’ equity	2.55	2.65	2.69	2.80	3.22

Reserve for losses and loss expenses	3,743,680	3,663,224	3,636,997	3,586,964	3,459,742
Deduct: reinsurance recoverable	(679,198)	(668,050)	(689,105)	(688,066)	(641,429)

Net reserve for losses and loss expenses	3,064,482	2,995,174	2,947,892	2,898,898	2,818,313
Net reserve for losses and loss expenses to adjusted shareholders’ equity	1.25	1.29	1.33	1.39	1.71

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
OPERATING INCOME RECONCILIATION AND
BASIC AND DILUTED EARNINGS PER SHARE INFORMATION

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006
Net income	$123,287	$113,921	$128,362	$113,985	$102,370
Add:
Net realized investment losses	1,481	6,484	4,190	9,080	10,172
Foreign exchange loss (gain)	532	32	1,092	(561)	(475)

Operating income	$125,300	$120,437	$133,644	$122,504	$112,067

Weighted average common shares outstanding
Basic	60,397,591	60,333,209	60,284,459	58,376,307	50,162,842
Diluted	62,874,235	62,207,941	62,963,243	60,451,643	50,682,557

Basic per share data
Net income	$2.04	$1.89	$2.13	$1.95	$2.04
Add:
Net realized investment losses	0.02	0.11	0.07	0.16	0.20
Foreign exchange loss (gain)	0.01	—	0.02	(0.01)	(0.01)

Operating income	$2.07	$2.00	$2.22	$2.10	$2.23

Diluted per share data
Net income	$1.96	$1.83	$2.04	$1.89	$2.02
Add:
Net realized investment losses	0.02	0.11	0.06	0.15	0.20
Foreign exchange loss (gain)	0.01	—	0.02	(0.01)	(0.01)

Operating income	$1.99	$1.94	$2.12	$2.03	$2.21

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
OPERATING INCOME RECONCILIATION AND
BASIC AND DILUTED EARNINGS PER SHARE INFORMATION

	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2007	JUNE 30, 2006
Net income	$237,208	$200,491
Add:
Net realized investment losses	7,965	15,408
Foreign exchange loss	564	70

Operating income	$245,737	$215,969

Weighted average common shares outstanding
Basic	60,028,523	50,162,842
Diluted	62,277,010	50,637,809

Basic per share data
Net income	$3.95	$4.00
Add:
Net realized investment losses	0.13	0.31
Foreign exchange loss	0.01	—

Operating income	$4.09	$4.31

Diluted per share data
Net income	$3.81	$3.96
Add:
Net realized investment losses	0.13	0.30
Foreign exchange loss	0.01	—

Operating income	$3.95	$4.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006
Opening shareholders’ equity	$2,355,978	$2,220,084	$2,094,872	$1,565,062	$1,478,907
(Deduct)/add: accumulated other comprehensive (income)/loss	(31,481)	(6,464)	(3,447)	83,144	64,988

Adjusted opening shareholders’ equity	$2,324,497	$2,213,620	$2,091,425	$1,648,206	$1,543,895

Closing shareholders’ equity	$2,418,186	$2,355,978	$2,220,084	$2,094,872	$1,565,062
Add/(deduct): accumulated other comprehensive loss/(income)	25,663	(31,481)	(6,464)	(3,447)	83,144

Adjusted closing shareholders’ equity	$2,443,849	$2,324,497	$2,213,620	$2,091,425	$1,648,206

Average shareholders’ equity	$2,384,173	$2,269,059	$2,152,523	$1,869,816	$1,596,051

Net income available to shareholders	$123,287	$113,921	$128,362	$113,985	$102,370
Annualized net income available to shareholders	493,148	455,684	513,448	455,940	409,480

Annualized return on average shareholders’ equity — net income available to shareholders	20.7%	20.1%	23.9%	24.4%	25.7%

Operating income available to shareholders	$125,300	$120,437	$133,644	$122,504	$112,067
Annualized operating income available to shareholders	501,200	481,748	534,576	490,016	448,268

Annualized return on average shareholders’ equity — operating income available to shareholders	21.0%	21.2%	24.8%	26.2%	28.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2007	JUNE 30, 2006
Opening shareholders’ equity	$2,220,084	$1,420,266
(Deduct)/add: accumulated other comprehensive (income)/loss	(6,464)	25,508

Adjusted opening shareholders’ equity	$2,213,620	$1,445,774

Closing shareholders’ equity	$2,418,186	$1,565,062
Add: accumulated other comprehensive loss	25,663	83,144

Adjusted closing shareholders’ equity	$2,443,849	$1,648,206

Average shareholders’ equity	$2,328,735	$1,546,990

Net income available to shareholders	$237,208	$200,491
Annualized net income available to shareholders	474,416	400,982

Annualized return on average shareholders’ equity — net income available to ordinary shareholders	20.4%	25.9%

Operating income available to shareholders	$245,737	$215,969
Annualized operating income available to shareholders	491,474	431,938

Annualized return on average shareholders’ equity — operating income available to shareholders	21.1%	27.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
DILUTED BOOK VALUE PER SHARE

	JUNE 30,	MARCH 31,	DECEMBER 31,	JUNE 30,
	2007	2007*	2006	2006
Price per share at period end	$51.25	$42.75	$43.63	N/A

Total shareholders’ equity	2,418,186	2,355,978	2,220,084	1,565,062

Basic common shares outstanding	60,405,307	60,390,269	60,287,696	50,162,842

Add: unvested restricted share units	828,657	837,056	704,372	214,712

Add: Long-Term Incentive Plan (LTIP) share units	886,251	886,251	342,501	228,334

Add: dilutive options/warrants outstanding	6,764,564	6,588,782	6,695,990	1,187,875
Weighted average exercise price per share	$33.59	$33.18	$33.02	$27.42
Deduct: options bought back via treasury method	(4,433,857)	(5,114,200)	(5,067,534)	(957,916)

Common shares and common share equivalents outstanding	64,450,922	63,588,158	62,963,025	50,835,847

Basic book value per common share	$40.03	$39.01	$36.82	$31.20
Diluted book value per common share	$37.52	$37.05	$35.26	$30.79

*	Previously calculated using Financial Accounting Standards No. 128 (“FAS 128”) dilution methodology. When calculated using FAS 128 dilution methodology, the effect becomes less dilutive. The calculation as shown is consistent with prior quarters.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2007	JUNE 30, 2006	JUNE 30, 2007	JUNE 30, 2006
Net investment income	73,937	54,943	146,585	116,944
(Add)/deduct: annual and non-recurring items	—	—	2,062	12,034

Net investment income, recurring	73,937	54,943	144,523	104,910

Annualized net investment income, recurring	295,748	219,772	289,046	209,820

(Deduct)/add: annual and non-recurring items	—	—	2,062	12,034

Normalized net investment income	295,748	219,772	291,108	221,854

Fixed maturity investments available for sale, amortized cost	5,392,983	4,613,208	5,188,379	4,442,040
Other invested assets, available for sale, cost	246,500	247,486	245,657	270,138
Cash and cash equivalents	288,284	188,599	366,817	172,379
Restricted cash	200,813	55,161	138,223	41,788
Balances receivable on sale of investments	25,239	1,224	16,545	3,633
Balances due on purchase of investments	(46,517)	—	—	—

Opening aggregate invested assets	6,107,302	5,105,678	5,955,621	4,929,978

Fixed maturity investments available for sale, amortized cost	5,737,857	4,907,653	5,737,857	4,907,653
Other invested assets, available for sale, cost	202,016	247,975	202,016	247,975
Cash and cash equivalents	270,571	223,602	270,571	223,602
Restricted cash	51,896	13,620	51,896	13,620
Balances receivable on sale of investments	53,089	2,433	53,089	2,433
Balances due on purchase of investments	(21)	(76,779)	(21)	(76,779)

Closing aggregate invested assets	6,315,408	5,318,504	6,315,408	5,318,504

Average aggregate invested assets	6,211,355	5,212,091	6,135,515	5,124,241

Annualized investment book yield	4.8%	4.2%	4.7%	4.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	THREE MONTHS ENDED	YEAR ENDED	NINE MONTHS ENDED
	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006
Net investment income	72,648	244,360	178,351
Deduct: annual and non-recurring items	2,062	—	11,689

Net investment income, recurring	70,586	244,360	166,662

Annualized net investment income, recurring	282,344	244,360	222,216

Add: annual and non-recurring items	2,062	—	11,689

Normalized net investment income	284,406	244,360	233,905

Fixed maturity investments available for sale, amortized cost	5,188,379	4,442,040	4,442,040
Other invested assets, available for sale, cost	245,657	270,138	270,138
Cash and cash equivalents	366,817	172,379	172,379
Restricted cash	138,223	41,788	41,788
Balances receivable on sale of investments	16,545	3,633	3,633
Balances due on purchase of investments	—	—	—

Opening aggregate invested assets	5,955,621	4,929,978	4,929,978

Fixed maturity investments available for sale, amortized cost	5,392,983	5,188,379	5,289,411
Other invested assets, available for sale, cost	246,500	245,657	246,854
Cash and cash equivalents	288,284	366,817	270,848
Restricted cash	200,813	138,223	50,871
Balances receivable on sale of investments	25,239	16,545	70,174
Balances due on purchase of investments	(46,517)	—	(66,874)

Closing aggregate invested assets	6,107,302	5,955,621	5,861,284

Average aggregate invested assets	6,031,462	5,442,800	5,395,631

Annualized investment book yield	4.7%	4.5%	4.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
REGULATION G
In presenting the company’s results, management has included and discussed certain non-GAAP financial measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
OPERATING INCOME
Operating income is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. See pages 18 and 19 for reconciliations of operating income to net income.
ANNUALIZED RETURN ON AVERAGE EQUITY (“ROAE”)
Annualized return on average equity is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See pages 20 and 21 for reconciliations of average equity.
ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY
Annualized operating return on average equity is calculated using 1) operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and 2) average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above. See pages 18 and 19 for reconciliations of net income to operating income and pages 20 and 21 for reconciliations of average equity.
DILUTED BOOK VALUE PER SHARE
The company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share. See page 22 for a reconciliation of diluted book value per share to basic book value per share.
ANNUALIZED INVESTMENT BOOK YIELD
Annualized investment book yield is calculated by dividing normalized net investment income by average aggregate invested assets at book value. In calculating annualized investment book yield, normalized net investment income for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net investment income. Normalized net investment income is adjusted for known annual or non-recurring items. The company utilizes and presents the investment yield in order to better disclose the performance of the company’s investments and to show the components of the company’s ROAE. See pages 23 and 24 for reconciliations of annualized investment book yield.